                                                                  EXHIBIT 2.0






                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                      VALLEY EXCAVATION AND TRUCKING, INC.

                                      AND

                              R X TECHNOLOGY, INC.

                                TABLE OF CONTENTS



     1.  Plan of Reorganization ...............................................  1

     2.  Exchange of Shares ...................................................  1

     3.  Pre-Closing Events ...................................................  2

     4.  Exchange of Securities ...............................................  2

     5.  Events Occurring at Closing ..........................................  2

     6.  Delivery of Shares ...................................................  3

     7.  Representations of RXT Stockholders ..................................  3

     8.  Representations of RXT ...............................................  3

     9.  Representations of Valley and Moeller ................................  5

    10.  Closing ..............................................................  7

    11.  Conditions Precedent to the Obligations of RXT .......................  7

    12.  Conditions Precedent to the Obligations of Valley ....................  9

    13.  Indemnification ...................................................... 10

    14.  Nature and Survival of Representations ............................... 10

    15.  Documents at Closing ................................................. 10

    16.  Finder's Fees ........................................................ 11

    17.  Miscellaneous ........................................................ 12

Signature Page ................................................................ 13

Exhibit A - RXT Stockholder Schedule

Exhibit B - Amendment to Articles of Incorporation
Exhibit C - Investment Letter



                                     (i)

                       AGREEMENT AND PLAN OF REORGANIZATION
                       ------------------------------------

     This Agreement and plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 27th day of December, 1999, by and among Valley Excavation and Trucking, Inc., a Nevada corporation (hereinafter "Valley"); Darold Moeller, the principal shareholder of Valley (hereinafter "Moeller"); R X Technology, Inc., a Nevada corporation (hereinafter "RXT"), and the owners of all the outstanding shares of common stock of RXT (hereinafter the "RXT Stockholders").

                                  RECITALS:

     WHEREAS, the RXT Stockholders own all of the issued and outstanding common stock of RXT which comprises 2,004,600 shares (the "RXT Common Stock"). Valley desires to acquire the RXT Common Stock solely in exchange for voting common stock of Valley, making RXT a wholly-owned subsidiary of Valley; and

     WHEREAS, the RXT Stockholders (as set forth on the attached Exhibit "A") desire to acquire voting common stock of Valley in exchange for the RXT Common Stock, as more fully set forth herein.

     NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                  AGREEMENT
                                  ---------

     1. PLAN OF REORGANIZATION. It is hereby agreed that all of the RXT Common Stock shall be acquired by Valley in exchange solely for Valley common voting stock (the "Valley Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of RXT shall be acquired by Valley in exchange solely for Valley common voting stock and that this entire transaction qualify as a corporate reorganization under
Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

     2. EXCHANGE OF SHARES. Valley and RXT Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the RXT Common Stock shall be delivered to Valley in exchange for the Valley Shares, as follows:

     (a) At Closing, Valley shall, subject to the conditions set forth herein, issue an aggregate of 5,000,000 shares of Valley common stock for immediate delivery to the RXT Stockholders in exchange for the Valley Shares.

     (b) Each RXT Stockholder shall execute this Agreement or a written consent to the exchange of their RXT Common Stock for Valley Shares.

     (c) Unless otherwise agreed by Valley and RXT this transaction shall close only in the event Valley is able to acquire at least 80% of the outstanding RXT Common Stock; however, it is the intent of the parties to have Valley acquire all of the RXT Common Stock.

     3. EXCHANGE OF SECURITIES. As of the Closing Date each of the following shall occur:

     (a) All shares of RXT Common Stock issued and outstanding immediately prior to the prior to the Closing Date shall be exchanged for the Valley Shares (up to an aggregate amount of 5,000,000 Valley Shares to be delivered at Closing). All such outstanding shares of RXT Common Stock shall be deemed, after Closing, to be owned by Valley. The holders of such certificates previously evidencing shares of RXT Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of RXT Common Stock except as otherwise provided herein or by law;

     (b) Any shares of RXT Common Stock held in the treasury of RXT immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

     (c) The 2,000,000 shares of Valley common stock previously issued and outstanding prior to the Closing will remain outstanding.

     4. EVENTS OCCURRING AT CLOSING. At Closing, the following shall be accomplished:

     (a) Valley shall filed an amendment to its articles of Incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "B" effecting an amendment to its Articles of Incorporation to (i) reflect a name change to a new name as selected by RXT and, (ii) to change the authorized capitalization of Valley to 50,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $.001 par value preferred stock, as set forth in the attached Exhibit "B".

     (b) The resignation of the existing Valley officer and director and appointment of new officers and directors as directed by RXT.

     (c) Valley shall have completed a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of 1,830,000 shares of its common stock at $1.75 per share. The gross proceeds of this offering (the "Valley Financing") shall be $3,202,500, which amount, less agreed upon costs (of $60,000), shall be delivered to the control of new management of Valley at Closing in good funds and/or shall be represented by the conversion of previous loan to RXT arranged for by Valley. The Valley Financing shall have been completed in compliance with all applicable state and federal securities laws and the securities sold shall be delivered at Closing to the investors in the Valley Financing. Persons who have made bridge loans to RXT pursuant to arrangements made by Valley, shall be given the opportunity to convert the principal of said loans to the purchase of shares in the private offering prior to Closing upon the same terms as other investors in the private offering exact that the loans may be converted at a price which reflects a 15% discount to the private offering price.

     (d) Valley shall adopt a Stock Option Plan at Closing to include up to $4,000,000 shares of its common stock. The Plan shall include "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended and other options and similar rights. Valley shall grants options under said plan to employees and others including 3,000,000 shares to RXT Stockholders, at Closing, exercisable at $1.75 per share, as designated by RXT subject to the reasonable approval of Valley.

     (e) Valley shall demonstrate to the reasonable satisfaction of RXT that it has no material assets and no liabilities contingent or fixed other than the proceeds of the Valley Financing as described herein.

     5. DELIVERY OF SHARES. On or as soon as practicable after the Closing Date, RXT will use its best efforts to cause the RXT Stockholders to surrender certificates for cancellation representing their shares of RXT Common Stock, against delivery of certificates representing the Valley Shares for which the shares of RXT Common Stock are to be exchanged at Closing.

     6. REPRESENTATIONS OF RXT STOCKHOLDERS. Each RXT Stockholder hereby represents and warrants each only as to its own RXT Common Stock, effective at the Closing Date as follows:

     (a) Except as may be set forth in Exhibit "A", the RXT Common Stock is free from claims, liens,or other encumbrances, and at the Closing Date said RXT Stockholder will have good title and the unqualified right to transfer and dispose of such RXT Common Stock.

     (b) Said RXT Stockholder is the sole owner of the issued and outstanding RXT Common Stock as set forth in Exhibit "A";

     (c) Said RXT Stockholder has no present intent to sell or dispose of the Valley Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Valley Shares.

     7. REPRESENTATIONS OF RXT. RXT hereby represents and warrants as follows, which warranties and representations shall also be true as the Closing Date:

     (a) Except as noted on Exhibit "A", the RXT Stockholders listed on the attached Exhibit "A" area the sole owners of record and beneficially of the issued and outstanding common stock of RXT.

     (b) RXT has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the RXT Financial Statements or in Exhibit "A", attached hereto.

     (c) The unaudited financial statements as of and for the period ended December 31, 1998, and September 30, 1999, which have been delivered to Valley (hereinafter referred to as the "RXT Financial Statements") are complete and accurate in all material respects and fairly present the financial condition of RXT as of the date thereof and the results of its operations for the period covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the RXT Financial Statements or notes thereto which are required to be disclosed therein; RXT has no contracts or obligations in the ordinary course of business which disclosed therein; RXT has no contracts or obligations in the ordinary course of business which constitute liens or other liabilities which materially alter the financial condition of RXT as reflected in the RXT Financial Statements. RXT has good title to all assets shown on the RXT Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The RXT Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therin or in the notes thereto).

     (d) Since the date of the RXT Financial Statements, there have been any material adverse changes in the financial position of RXT except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of RXT.

     (e) RXT is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the RXT Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against RXT.

     (f) RXT is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on RXT.

     (g) RXT has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

     (h) RXT has not materially breached any material agreement to which it is a party. RXT has previously given Valley copies or access thereto of all material contracts, commitments and/or agreements to which RXT is a party including all relationships or dealing with related parties or affiliates.

     (i) RXT has no subsidiary corporations except as described in writing to Valley.

                                  [MISSING PAGES]

                                  [MISSING PAGES]

                                  [MISSING PAGES]

     (d) On or before the Closing Date, Valley shall have delivered to RXT certified copies of resolutions of the board of directors and shareholders of Valley approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Valley to comply with the terms of this Agreement including the election of RXT's nominees to the Board of Directors of Valley and all matters outlined herein.

     (e) The Acquisition shall be permitted by applicable law and Valley shall have sufficient shares of its capital stock authorized to complete the Acquisition.

     (f) At Closing, the existing sole officer and director of Valley shall have resigned in writing from all positions as director and officer of Valley effective upon the election and appointment of the RXT nominees.

     (g) At the Closing, all instruments and documents delivered to RXT and RXT Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for RXT.

     (h) The shares of restricted Valley capital stock to be issued to RXT Stockholders and in the Valley Financing at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

     (i) RXT and RXT Stockholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

     (j) RXT shall have received all necessary and required approvals and consents from required parties and its shareholders.

     (k) Valley shall have completed the Valley Financing.

     (l) At the Closing, Valley shall have delivered to RXT an opinion of its counsel dated as of the Closing to the effect that:

          (i) Valley is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (ii) This Agreement has been duly authorized, executed and delivered by Valley and is a valid and binding obligation of Valley enforceable in accordance with its terms;

          (iii) Valley through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement;

          (iv) The documents executed and delivered by Valley to RXT and RXT Stockholders hereunder are valid and binding in accordance with their terms and vest in

                                  [MISSING PAGES]
     all right, title and interest in and to the RXT Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

     12. INDEMNIFICATION. For a period of one year from the Closing, Valley and Moeller agree to jointly and severally indemnify and hold harmless RXT, and RXT agrees to indemnify and hold harmless Valley, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

     13. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     14. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

     (a) RXT will deliver, or will cause to be delivered, to Valley the following:

          (i) a certificate executed by the President and Secretary of RXT to the effect that all representations and warranties made by RXT under this Agreement are true and correct as of the Closing, the same as though originally given to Valley on said date;

          (ii) a certificate from the jurisdiction of incorporation of RXT dated at or about the Closing to the effect that RXT is in good standing under the laws of said jurisdiction;

          (iii) Investment Letters in the form attached hereto as Exhibit "C" executed by each RXT Stockholder;

          (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

          (v) certified copies of resolutions adopted by the shareholders and directors of RXT authorizing this transaction; and

          (vi) all other items, the delivery of which is a condition precedent to the obligations of Valley as set forth herein.

          (vii)  the legal opinion required by Section 12(d) hereof.

     (b) Valley will deliver or cause to be delivered to RXT:

          (i) stock certificates representing the Valley Shares to be issued as a part of the stock exchange as described herein;

          (ii) a certificate of the President of Valley, to the effect that all representation and warranties of Valley made under this Agreement are true and correct as of the Closing, the same as though originally given to RXT on said date;

          (iii) certified copies of resolutions adopted by Valley's board of directors and Valley's Stockholders authorizing the Acquisition and all related matters described herein;

          (iv) certification from the jurisdiction of incorporation of Valley dated at or about the Closing Date that Valley is in good standing under the laws of said state;

          (v) opinion of Valley's counsel as described in Section 11(1) above;

          (vi)   good funds representing the net proceeds of the Valley
     Financing;

          (vii)  resignation of the existing officer and director of Valley;

          (viii) all corporate and financial records of Valley; and

          (ix) all other items, the delivery of which is a condition precedent to the obligations of RXT, as set forth in Section 12 hereof.

     15. FINDER'S FEES. Valley represents and warrants to RXT, and RXT represents and warrants to Valley that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than arrangements, if any, disclosed to RXT by Valley to compensate any person who introduced the parties, which obligation shall be the sole responsibility of Valley. In this regard, Valley, on the one band, and RXT on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

     16. MISCELLANEOUS.

     (a) FURTHER ASSURANCES. At any time, and from time to time, after the Closing Date, each party will execute such instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     (b) WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     (c) AMENDMENT. This Agreement may be amended only in writing as agreed to by all parties hereto.

     (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

     (e) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

     (h) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     (i) ENTIRE AGREEMENT. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     (j) TIME. Time is of the essence.

     (k) SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                  VALLEY EXCAVATION AND
                                  TRUCKING, INC.


                                  By:  /s/ DAROLD MOELLER
                                       ----------------------------------------
                                       Darold Moeller, President and Secretary


                                  By:  /s/ DAROLD MOELLER
                                       ----------------------------------------
                                       Darold Moeller, individually

                                  R X TECHNOLOGY, INC.


By:                               By:  /s/ DONALD REX GAY
    ---------------------------        -----------------------------------------
            Secretary                                 President


                                  SHAREHOLDERS OF R X TECHNOLOGY, INC.

                                  /s/ DONALD REX GAY
                                  ----------------------------------------------


                                  ----------------------------------------------


                                  ----------------------------------------------


                                  ----------------------------------------------


                                  ----------------------------------------------


                                  ----------------------------------------------

                                  EXHIBIT "A"

                     To Agreement and Plan of Reorganization

                            List of RXT Stockholders
                            ------------------------




                                                                Valley Shares to be
Name                           RXT Shares                       Issued at Closing
----                           ----------                       -------------------
Donald Rex Gay                 2,000,000

Kelvin L. Bright                   2,000

Christopher Torbit                 1,000

Mr. & Mrs. John Colburn            1,600

Harvey Sanders                     1,000

                                                                  5,000,000


                                              Options to be
                                              Granted at Closing
                                              ------------------
Donald Rex Gay                                  3,000,000

Employee Options                                1,000,000


RX TECHNOLOGY, INC.


                                LIST OF SHAREHOLDERS


SHAREHOLDER NAME                           RXT SHARES           VALLEY SHARES          OPTIONS
------------------------------------------------------------------------------------------------
1.  DONALD REX GAY                          2,000,000              4,933,000          2,959,836
    P.O. BOX 8569
    MANDEVILLE, LOUISIANA 70470
    504 727-9412 DAY
    504 626-4979 EVENING
    504 626-4575 FAX

2.  KELVIN L. BRIGHT & KAREN E. BRIGHT          2,000                  4,933              2,960
    225 SHERIDAN ROAD
    FORT BLISS, TX 79906
    915 564-0699 HOME
    915 568-0246 FAX

3.  JOHN W. COBURN & HELEN L. COBURN            1,000                  2,467              1,480
    11342 MEADOWSIDE DRIVE
    ST. LOUIS, MO 63146
    314 994-9418 DAY
    314 595-4343 EVENING
    314 993-6895 FAX
    314 595-2199 OFFICE FAX

4.  HARVEY SANDERS                              1,200                  2,960              1,776
    201 COSTA BELLA DRIVE
    AUSTIN, TX 78734
    512 728-9760 HOME
    512 728-1020 FAX

5.  CHRISTOPHER TORBIT                            400                    987                592
    8745 LITZSINGER
    BRENTWOOD, MO 63144
    314-963-4433 PHONE

6.  RX TECHNOLOGY EUROPE                       22,539                 55,593             33,356
    DRAYCOTT HALL
    DERWENT STREET
    DRAYCOTT
    DERBYSHIRE
    DE7 3NF
    UNITED KINGDOM
    44(1) 332-875-666 PHONE
    44(1) 332-875-547 FAX
                                       =========================================================
                                TOTAL       2,027,139              5,000,000          3,000,000

